Exhibit 99.2

NEWS

Contact:	Media: Becky Sanch 1.313.594.4410 bsanch@ford.com	Equity Investment Community: Raj Modi 1.313.323.8221 fordir@ford.com	Fixed Income Investment Community: Rob Moeller 1.313.621.0881 fixedinc@ford.com	Shareholder Inquiries: 1.800.555.5259 or 1.313.845.8540 stockinf@ford.com

Editor's note: The following is one of two related press releases Ford Motor Company is issuing today. Please also refer to the release entitled: "FORD TO RESTATE RESULTS SINCE 2001 FOR ACCOUNTING UNDER SFAS 133."

FOR IMMEDIATE RELEASE

FORD REPORTS PRELIMINARY 3Q 2006 FINANCIAL RESULTS*

•  Ford also announces plans to restate certain financial results to correct accounting under SFAS 133. The preliminary third-quarter results announced today do not reflect these corrections.
•  Third-quarter net loss of $5.8 billion, or $3.08 per share.
•  Loss from continuing operations, excluding special items, of $1.2 billion, or 62 cents per share.**
•  Strong liquidity with total cash, including automotive cash, marketable securities, loaned securities and short-term VEBA assets, of $23.6 billion.

DEARBORN, Mich., Oct. 23, 2006 - Ford Motor Company [NYSE: F] today reported preliminary third-quarter 2006 financial results.

In a separate announcement, Ford said it would restate financial results from 2001 through the second quarter of 2006 to correct the accounting for certain derivative transactions under Statement of Financial Accounting Standards (SFAS) 133, Accounting for Derivative Instruments and Hedging Activities.

*The financial results discussed herein are presented on a preliminary basis; final data will be included in our Quarterly Report on Form 10-Q for the quarter ended Sept. 30, 2006 ("Form 10-Q Report").

** Earnings per share from continuing operations, excluding special items, is calculated on a basis that includes pre-tax profit and provision for taxes and minority interest. See table following “Safe Harbor/Risk Factors” for the nature and amount of these special items and a reconciliation to GAAP.

These corrections are not reflected in the preliminary results announced today for Ford's 2006 third quarter. The company expects to finalize restatement amounts for this and previous periods by the time it files its Quarterly Report on Form 10-Q for the quarter ended Sept. 30, 2006. Financial statements pertaining to the 2006 third quarter will be provided at that time.

SUMMARY OF PRELIMINARY RESULTS
For the third quarter, Ford Motor Company reported a net loss of $5.8 billion, or $3.08 per share. This compares with a net loss of $284 million, or 15 cents per share, in the 2005 third quarter.

Excluding special items, the third quarter loss from continuing operations was $1.2 billion, or 62 cents per share, compared with a loss of $191 million, or 10 cents per share, a year earlier.

The performance from continuing operations primarily reflected operating challenges in the company's North America, Asia Pacific and Africa, and Premier Automotive Group operations. Performance also included continued profitability in South America and at Ford Credit. Though it lost money during the quarter, Ford Europe showed a year-over-year improvement in operating results and remained poised to deliver full-year profitability.

Special items included in the quarter's net loss primarily reflected the costs associated with restructuring efforts, primarily in North America, as well as the revaluation of long-lived assets related to automotive operations in North America and Jaguar/Land Rover. On an after-tax basis, special items reduced third-quarter earnings by a total of $4.6 billion or $2.46 per share. The total pre-tax effect of these special items was $5.3 billion. (See appendix at the end of this press release for a detailed explanation of special items and other changes during the period.)

In addition, effective this quarter, the company established a valuation allowance of $2.2 billion against deferred tax assets primarily at its North America and Jaguar/Land Rover operations. The valuation allowance was established because of the cumulative losses the company has incurred and the financial outlook for these operations.

Alan Mulally, Ford's president and chief executive officer, said he and his senior management team are committed to creating a viable Ford Motor Company business going forward.

"These business results are clearly unacceptable," Mulally said. "We are committed to dealing decisively with the fundamental business reality that customer demand is shifting to smaller, more efficient vehicles. Our focused priorities are to restructure aggressively to operate profitably at lower volumes, and to accelerate the development of new, more efficient vehicles that customers really want.

"We have great global assets and resources that we will leverage to significantly improve our product strategy, our production efficiency and quality. This will enable us to meet customer expectations for distinctive vehicles much more cost effectively. These actions will lead to profitable growth of our business over the long term."

The following discussion of the preliminary results of our Automotive sector and Automotive business units is on a basis that excludes special items. See table following “Safe Harbor/Risk Factors” for the nature and amount of these special items and a reconciliation to GAAP.

AUTOMOTIVE SECTOR
On a pre-tax basis, worldwide Automotive sector losses in the third quarter were $1.8 billion. This compares with a pre-tax loss of $1.3 billion during the same period a year ago.

Worldwide automotive sales for the third quarter declined to $32.6 billion from $34.7 billion in the same period last year. Worldwide vehicle unit sales in the quarter were 1,511,000, down from 1,531,000 a year ago.

North America: In the third quarter, Ford’s North America automotive operations reported a pre-tax loss of $2.0 billion, compared with a pre-tax loss of $1.2 billion a year ago. The decline was largely attributed to lower volumes and unfavorable mix, primarily associated with lower industry volume and lower market share, and higher incentives. Cost reductions were a partial offset. Sales were $15.4 billion, down from $18.2 billion for the same period a year ago.

South America: Ford’s South America automotive operations reported a third-quarter pre-tax profit of $222 million, an improvement from a pre-tax profit of $96 million a year ago. The improvement was primarily explained by higher volume and favorable pricing. Sales for the third quarter improved to $1.5 billion from $1.2 billion in 2005.

Ford Europe: Ford Europe’s third-quarter pre-tax loss was $13 million compared with a pre-tax loss of $55 million during the 2005 period. The improvement came from higher vehicle sales, partially offset by higher pension-related costs, lower profits from operations in Turkey and negative net pricing. During the third quarter, Ford Europe’s sales were $7.3 billion, compared with $6.4 billion during third quarter 2005.

Premier Automotive Group (PAG):  PAG reported a pre-tax loss of $593 million for the third quarter, compared with a pre-tax loss of $108 million for the same period in 2005.  The decline was explained by adverse cost performance, primarily reflecting adjustments to Jaguar and Land Rover warranty accruals and lower volume at all operations, excluding Aston Martin. Improvements in overhead costs were offset by increases in advertising. Third-quarter sales for PAG were $6.5 billion, compared with $6.8 billion a year ago.

Asia Pacific and Africa: For the third quarter, Asia Pacific and Africa reported a pre-tax loss of $56 million, compared with a pre-tax profit of $21 million a year ago. The decline primarily reflected lower production and dealer inventories, adverse mix, and higher incentives, partially offset by cost reductions. Sales were $1.6 billion, compared with $1.9 billion in 2005.

Mazda: During the third quarter of 2006, Ford’s share of Mazda pre-tax profits and associated operations was $40 million, compared with $112 million during the same period a year ago. The decline primarily reflected the non-recurrence of mark-to-market gains on Mazda convertible bonds during 2005, which have now been entirely converted to equity.

Other Automotive: Third-quarter results included a pre-tax profit of $553 million in Other Automotive, compared with a loss of $241 million a year ago.  The year-over-year improvement relates to tax-related interest and higher portfolio returns.

FINANCIAL SERVICES SECTOR
For the third quarter, the Financial Services sector earned a pre-tax profit of $448 million, compared with a pre-tax profit of $1.1 billion a year ago.

Ford Motor Credit Company: Ford Motor Credit Company reported net income of $262 million in the third quarter of 2006, down $315 million from net income of $577 million a year earlier. On a pre-tax basis from continuing operations, Ford Motor Credit earned $428 million in the third quarter, compared with $901 million in the previous year. The decrease in earnings was attributed to lower financing margins, higher depreciation expense and the impact of lower average receivable levels.

CASH AND LIQUIDITY
The company ended the quarter with total cash, including automotive cash, marketable securities, loaned securities and short-term Voluntary Employee Beneficiary Association (VEBA) assets at Sept. 30, 2006 of $23.6 billion, unchanged from the end of the second quarter. The company's operating-related cash flow was $3.1 billion negative for the quarter. During the quarter, $3.0 billion was transferred out of long-term VEBA and is now included in total cash.

Don Leclair, executive vice president and chief financial officer said, "As we restructure our business we will continue to make investments in products necessary to ensure Ford's future success. Throughout this period, maintaining strong liquidity will continue to be a high priority."

THIRD-QUARTER CONFERENCE CALL DETAILS
At 9 a.m. EDT, Alan Mulally and Don Leclair will host a conference call for news media and analysts to discuss the preliminary third quarter financial results and issues related to SFAS 133.

As a result, the previously scheduled fixed-income conference call has been canceled.

The presentations (listen-only) and supporting materials will be available on the Internet at www.shareholder.ford.com. Representatives of the news media and the investment community participating by teleconference will have the opportunity to ask questions following the presentations.

Access Information - Monday, Oct. 23
Earnings: 9:00 a.m. EDT
Toll Free: 800-706-7741
International: 617-614-3471
Earnings Passcode: “Ford Earnings”

Replays - Available through Monday, Oct. 30
www.shareholder.ford.com
Toll Free: 888-286-8010
International: 617-801-6888

Passcodes:
Earnings: 29481628

About Ford Motor Company:

Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures and distributes automobiles in 200 markets across six continents. With about 300,000 employees and 108 plants worldwide, the company’s core and affiliated automotive brands include Aston Martin, Ford, Jaguar, Land Rover, Lincoln, Mazda, Mercury and Volvo. Its automotive-related services include Ford Motor Credit Company.

- # # # -

Safe Harbor/Risk Factors

Statements included or incorporated by reference herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on expectations, forecasts and assumptions by our management and involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those stated, including, without limitation:

•	Continued decline in market share;
•	Continued or increased price competition resulting from industry overcapacity, currency fluctuations or other factors;
•	A market shift (or an increase in or acceleration of market shift) away from sales of trucks or sport utility vehicles, or from sales of other more profitable vehicles, in the United States;
•
A significant decline in industry sales, particularly in the United States or Europe, resulting from slowing economic growth, geo-political events (e.g., an escalation or expansion of armed conflict in or beyond the Middle East) or other factors;

•	Lower-than-anticipated market acceptance of new or existing products;
•	Continued or increased high prices for or reduced availability of fuel;
•	Currency or commodity price fluctuations;
•	Adverse effects from the bankruptcy or insolvency of, change in ownership or control of, or alliances entered into by a major competitor;
•	Economic distress of suppliers that has in the past and may in the future require us to provide financial support or take other measures to ensure supplies of components or materials;
•	Work stoppages at Ford or supplier facilities or other interruptions of supplies;
•	Single-source supply of components or materials;
•	Labor or other constraints on our ability to restructure our business;
•	Worse-than-assumed economic and demographic experience for our postretirement benefit plans (e.g., discount rates, investment returns, and health care cost trends);
•	The discovery of defects in vehicles resulting in delays in new model launches, recall campaigns or increased warranty costs;
•	Increased safety, emissions, fuel economy or other (e.g., pension funding) regulation resulting in higher costs, cash expenditures, and/or sales restrictions;
•	Unusual or significant litigation or governmental investigations arising out of alleged defects in our products or otherwise;
•
A change in our requirements for parts or materials where we have entered into long-term supply arrangements that commit us to purchase minimum or fixed quantities of certain parts or materials, or to pay a minimum amount to the seller ("take-or-pay contracts");

•	Inability to access debt or securitization markets around the world at competitive rates or in sufficient amounts due to additional credit rating downgrades or otherwise;
•	Higher-than-expected credit losses;
•	Increased competition from banks or other financial institutions seeking to increase their share of financing Ford vehicles;
•	Changes in interest rates;
•	Collection and servicing problems related to finance receivables and net investment in operating leases;
•	Lower-than-anticipated residual values or higher-than-expected return volumes for leased vehicles;
•	New or increased credit, consumer or data protection or other regulations resulting in higher costs and/or additional financing restrictions; and
•	Inability to implement the Way Forward plan.

We cannot be certain that any expectation, forecast or assumption made by management in preparing these forward-looking statements will prove accurate, or that any projection will be realized. It is to be expected that there may be differences between projected and actual results. Our forward-looking statements speak only as of the date of their initial issuance, and we do not undertake any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise. For additional discussion, see "Item 1A. Risk Factors" in our 2005 10-K Report.
***

TOTAL COMPANY 2006 THIRD QUARTER INCOME FROM CONTINUING OPERATIONS COMPARED WITH NET INCOME - PRELIMINARY**

	Third Quarter
	Pre-Tax Profit	After-Tax Profit	Earnings Per Share*
	(Mils.)	(Mils.)

Income/(Loss) from Continuing Operations Excluding Special Items	$(1,379)	$(1,170)	$(0.62)

Special Items
• Jobs Bank/Employee Separation	$(861)
• Additional Personnel Reduction Programs	(259)
• Pension Curtailment Charges	(437)
• Fixed Asset Impairment
- North America	(2,200)
- Jaguar/Land Rover	(1,600)
• Other Gains	99
Total Special Items	$(5,258)	$(4,630)	$(2.46)
Income/(Loss) from Continuing Operations	$(6,637)	$(5,800)	$(3.08)

Memo:
Deferred Tax Asset Valuation Allowance Included Above                                                                                                            $(2,221)

* Earnings per share from continuing operations is calculated on a basis that includes pre-tax profit, provision for taxes, and minority interest; additional information regarding the method of calculating earnings per share is available in the materials supporting the Oct. 23, 2006, conference calls at www.shareholder.ford.com.
**  Results exclude accounting corrections related to SFAS 133.

Appendix: Detailed Explanation of Third-Quarter Special Items and Other Changes

On an after-tax basis, total special items reduced third-quarter earnings by $4.6 billion or $2.46 per share.
The total pre-tax effect of these special items was $5.3 billion and included:

•
A net charge of $861 million for jobs bank benefits and employee separations directly related to plans to idle facilities in North America. The charge reflects plans to sell or close all Automotive Components Holdings, LLC (ACH) plants by the end of 2008, as well as the planned idling of the Maumee (Ohio) Stamping Plant and the Essex (Ontario, Canada) Engine Plant.

•
A charge of $259 million associated with continued global personnel reduction programs at facilities other than those identified for idling, as well as a related charge of $437 million for pension curtailment related to third-quarter jobs bank and hourly separation actions. The pension curtailment charge represents the impact of retirements earlier than planned, enhanced benefits, and the accelerated recognition of prior service costs and actuarial losses associated with our U.S. and Canadian hourly pension plan.

•
An impairment charge of $2.2 billion for North America assets and $1.6 billion for Jaguar/Land Rover assets. The charges were taken after determining the fair value of long-lived assets for North America and Jaguar/Land Rover were below book value. These impairments are a result of the structural changes in North America, revisions to market share and currency exchange assumptions, and recent operating results.

•	A non-recurring gain of $99 million that reflects the release of a reserve for excise taxes in South America based on a recent legal ruling.

In addition, effective this quarter, the company established a valuation allowance of $2.2 billion against deferred tax assets of primarily North America and Jaguar/Land Rover operations. The valuation allowance was established because of the cumulative losses the company has incurred and the reassessment of their financial outlook. In the third quarter the company recorded partial tax offsets. Beginning in the fourth quarter, the company will not record tax offsets for further losses or profits for these operations until a return to sustained profitability.